Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations and Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES CLOSING OF SENIOR NOTES OFFERING

Boston, Massachusetts – January 10, 2014: American Tower Corporation (NYSE: AMT) (the “Company”) today announced the completion of the issuance of $250 million aggregate principal amount of its reopened 3.40% senior unsecured notes due 2019 and $500 million aggregate principal amount of its reopened 5.00% senior unsecured notes due 2024. The reopened 2019 notes and the reopened 2024 notes were issued at an initial offering price of 102.940% and 102.458% per note, respectively and resulted in net proceeds to the Company of approximately $763.8 million (plus $13,120,833.34 of accrued interest), after deducting commissions and estimated expenses. The Company intends to use the net proceeds to repay certain existing indebtedness used to fund its acquisition of MIP Tower Holdings LLC and other acquisitions. The remainder of the proceeds, if any, will be used for general corporate purposes, including to repay other existing indebtedness. The Company issued the reopened notes under an indenture dated as of May 23, 2013, as supplemented by a supplemental indenture dated as of August 19, 2013, each between the Company and U.S. Bank National Association, as trustee.

The reopened 2019 notes will have identical terms, be fungible with and be a part of a single series of senior debt securities with the $750 million principal amount of the 2019 notes issued on August 19, 2013, which will mature on February 15, 2019 and bear interest at a rate of 3.40% per annum. The reopened 2024 notes will have identical terms, be fungible with and be a part of a single series of senior debt securities with the $500 million principal amount of the 2024 notes issued on August 19, 2013, which will mature on February 15, 2024 and bear interest at a rate of 5.00% per annum.

Barclays Capital Inc., Goldman, Sachs & Co., RBC Capital Markets, LLC, RBS Securities Inc. and TD Securities (USA) LLC acted as bookrunners for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by calling Barclays Capital Inc. at 1-888-603-5847, Goldman, Sachs & Co. at 1-866-471-2526, RBC Capital Markets, LLC at 1-866-375-6829, RBS Securities Inc. at 1-866-884-2071 and TD Securities (USA) LLC at 1-855-495-9846.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates approximately 66,000 communications sites in the United States, Brazil, Chile, Colombia, Costa Rica, Germany, Ghana, India, Mexico, Panama, Peru, South Africa and Uganda.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. The Company has based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the settlement of the offering and the

Company’s anticipated use of proceeds from the offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in the Company’s forward-looking statements, we refer you to the information contained in the prospectus supplement for this offering and Item 1A of the Form 10-Q for the quarter ended September 30, 2013 under the caption “Risk Factors” and in other filings the Company makes with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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